Exhibit 10.19(a)

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of the 6th day of November, 2004 (the “Effective Date”) is made by and between EQUITABLE RESOURCES, INC., a Pennsylvania corporation with its principal place of business at Pittsburgh, Pennsylvania (the “Company”), and DIANE L. PRIER, an individual (the “Employee”);

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) continues to believe that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; that it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and that it is appropriate to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other corporations in the industry in which the Company’s principal business activity is conducted; and

WHEREAS, in order to better accomplish the foregoing objectives, the Company and the Employee desire to terminate the Existing Agreement and to enter into this Agreement in order to enhance and clarify in certain respects the compensation and benefits payable to the Employee if the Employee’s employment terminates in certain circumstances following a Change of Control of the Company;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Term. The term of this Agreement shall commence on the Effective Date hereof and, subject to Sections 3(f), 5 and 8, shall terminate on the earlier of (i) the date of the termination of Employee’s employment by the Company for any reason prior to a Change of Control; or (ii) unless further extended as hereinafter set forth, the date which is thirty-six (36) months after the Effective Date; provided, that, commencing on the last day of the first full calendar month after the Effective Date and on the last day of each succeeding calendar month, the term of this Agreement shall be automatically extended without further action by either party (but not beyond the date of the termination of Employee’s employment prior to a Change of Control) for one (1) additional month unless one party provides written notice to the other party that such party does not wish to extend the term of this Agreement. In the event that such notice shall have been delivered, the term of this Agreement shall no longer be subject to automatic extension and the term hereof shall expire on the date which is thirty-six (36) calendar months after the last day of the month in which such written notice is received.

2.             Change of Control. Except as provided in Section 12, Change of Control shall mean any of the following events (each of such events being herein referred to as a “Change of Control”):

(a)           The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Company common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the outstanding Company common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company common stock and voting power immediately prior to such sale or disposition;

(b)           The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors; provided, however, that the following shall not constitute a Change of Control:  (x) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (y) an acquisition by any person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act (as such rule is in effect as of November 1, 1995) to file a statement on Schedule 13G with respect to its beneficial ownership of Company common stock and other voting securities, whether or not such person shall have filed a statement on Schedule 13G, unless such person shall have filed a statement on Schedule 13D with respect to beneficial ownership of fifteen percent or more of the Company’s voting securities, (z) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds of the Continuing Directors then in office;

(c)           The Company’s termination of its business and liquidation of its assets;

(d)           There is consummated a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction:  (i) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than 60% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (A) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company, or (B) any person or group that satisfied the requirements of subsection (b)(y), above, prior to such transaction) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of common stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Company’s Board of Directors immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause, (i) above is satisfied in connection with the transaction, such Parent Company); or

(e)           The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reasons to constitute a majority of the number of directors then serving:  individuals who, on the date hereof, constitute the entire Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved.

3.             Salary and Benefits Continuation.

(a)           “Salary and Benefits Continuation” shall be defined to mean the following:

(i)            payment of an amount of cash equal to two (2) times the Employee’s base salary at the rate of base salary per annum in effect immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher;

(ii)           payment of an amount of cash equal to two (2) times the greater of (A) the highest annual incentive (bonus) payment earned (including all deferred amounts) by the Employee under the Company’s Short-Term Incentive Plan (or any successor plan) for any year in the five (5) years prior to the termination of Employee’s employment or (B) the target incentive (bonus) award under the Company’s Short-Term Incentive Plan (or any successor plan) for the year in which the Change of Control or termination of Employee’s employment occurs, whichever is higher;

(iii)          provision to Employee and his/her eligible dependents of medical, long-term disability, dental and life insurance coverage (to the extent such coverage was in effect immediately prior to the Change of Control) for twenty-four (24) months (at the end of which period the Company shall make such benefits available to the Employee and his/her eligible dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whether or not the Company is then required to comply with COBRA); and if the Employee would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the Change of Control or the date of the Employee’s termination of employment, whichever is most favorable to the Employee) had the Employee’s employment terminated at any time during the period of twenty-four (24) months after such date of termination, the Company shall provide such post-retirement health care or life insurance benefits to the Employee (subject to any employee contributions required under the terms of such plans at the level in effect immediately prior to the Change of Control or the date of termination, whichever is more favorable to the Employee) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in this subsection (iii) terminate;

(iv)          contribution by the Company to Employee’s account under the Company’s defined contribution retirement plan (currently, the Equitable Resources, Inc. Employee Savings Plan) of an amount of cash equal to the amount that the Company would have contributed to such plan (including both retirement contributions and Company matching contributions in respect of Employee contributions to the plan) had the Employee continued to be employed by the Company for an additional twenty-four (24) months at a base salary equal to the Employee’s base salary immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher (and assuming for this purpose that the Employee continued to make the maximum permissible contributions to such plan during such period), such contribution being deemed to be made immediately prior to the termination of Employee’s employment; provided, that to the extent that the amount of such contribution exceeds the amount then allowed to be contributed to the plan under the applicable rules relating to tax-qualified retirement plans, then the excess shall be paid to the Employee in cash (for the avoidance of doubt, such cash payment includes the amount that the Company would have otherwise contributed to the Company’s Deferred Compensation Plan (or other non-qualified plan) in respect of both retirement and matching contributions under the Company’s Employee Savings Plan (or any successor plan) because of applicable rules relating to tax-qualified retirement plans);

(v)           reimbursement to Employee of reasonable costs incurred by Employee for outplacement services in the twelve (12) month period following termination of Employee’s employment; and

(b)           All amounts payable by the Company to the Employee in cash pursuant to Section 3(a) shall be made in a lump sum unless the Employee otherwise elects and notifies the Company in writing prior to the termination of Employee’s employment of Employee’s desire to have all payments made in accordance with the Company’s regular salary and benefit payment practices, provided that (i) the lump sum payment or first payment shall be made within thirty (30) days after the Employee’s termination, and (ii) the Employee may elect to defer such payments pursuant to the Company’s then-existing deferred compensation plan(s). All other amounts payable by the Company to the Employee pursuant to Section 3 shall be paid or provided in accordance with the Company’s standard payroll and reimbursement procedures, as in effect immediately prior to the Change of Control.

(c)           In the event that medical, long-term disability, dental and life insurance benefits cannot be provided under appropriate Company group insurance policies pursuant to Section 3(a)(iii), an amount equal to the premium necessary for the Employee to purchase directly the same level of coverage in effect immediately prior to the Change of Control shall be added to the Company’s payments to Employee pursuant to Section 3(a) (payable in the manner elected by the Employee pursuant to Section 3(b)). If Employee is required to pay income or other taxes on any medical, long-term disability, dental or life insurance benefits provided or paid to the Employee pursuant to Section 3(a)(iii) or this Section 3(c), then the Company shall pay to the Employee an amount of cash sufficient to “gross-up” such benefits or payments so that Employee’s “net” benefits received under Section 3(a)(iii) and this Section 3(c) are not diminished by any such taxes that are imposed with respect to the same or the Company’s gross-up hereunder with respect to such taxes.

(d)           If there is a Change of Control as defined above, the Company will provide Salary and Benefits Continuation if at any time during the first twenty-four (24) months following the Change of Control, either (i) the Company terminates the Employee’s employment other than for Cause as defined in Section 4 below or (ii) the Employee terminates his/her employment for “Good Reason” as defined below.

(e)           For purposes of this Agreement, “Good Reason” is defined as:

(i)            Removal of the Employee from the position he/she held immediately prior to the Change of Control (by reason other than death, disability or Cause);

(ii)           The assignment to the Employee of any duties inconsistent with those performed by the Employee immediately prior to the Change of Control or a substantial alteration in the nature or status of the Employee’s responsibilities which renders the Employee’s position to be of less dignity, responsibility or scope;

(iii)          A reduction by the Company in the overall level of compensation of the Employee for any year from the level in effect for the Employee in the prior year. For purposes of this subsection (iii), the following shall not constitute a reduction in the overall level of compensation of the Employee:  (A) across-the-board reductions in base salary similarly affecting all executives of the Company and all executives of any person in control of the Company, provided, however, that the Employee’s annual base salary rate shall not be reduced by an amount equal to ten percent or more of the Employee’s annual base salary rate in effect immediately prior to the Change of Control; (B) changes in the mix of base salary payable to and the short-term incentive opportunity available to the Employee; provided, that in no event shall the Employee’s base salary for any year be reduced below 90% of the annual base salary paid to such Employee in the prior year; (C) a reduction in the compensation of the Employee resulting from the failure to achieve corporate, business unit and/or individual performance goals established for purposes of incentive compensation for any year or other period; provided, that the aggregate short-term incentive opportunity, when combined with the Employee’s annual base salary, provides, in the aggregate, an opportunity for the Employee to realize at least the same overall level of base salary and short term incentive compensation as was paid in the immediately prior year or period at target performance levels; and provided, further, that such target performance levels are reasonable at all times during the measurement period, taking into account the fact that one of the purposes of such compensation is to incentivize the Employee; (D) reductions in compensation resulting from changes to any Company benefit plan; provided, that such changes are generally applicable to all participants in such Company benefit plan; and (E) any combination of the foregoing;

(iv)          The failure to grant the Employee an annual salary increase reasonably necessary to maintain such salary as reasonably comparable to salaries of senior executives holding positions equivalent to the Employee’s in the industry in which the Company’s then principal business activity is conducted;

(v)           The Company requiring the Employee to be based anywhere other than the Company’s principal executive offices in the city in which the Employee is principally located immediately prior to the Change of

Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change of Control;

(vi)          Any material reduction by the Company of the benefits enjoyed by the Employee under any of the Company’s pension, retirement, profit sharing, savings, life insurance, medical, health and accident, disability or other employee benefit plans, programs or arrangements, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefits, or the failure by the Company to provide the Employee with the number of paid vacation days to which he/she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy, provided that this paragraph (vi) shall not apply to any proportional across-the-board reduction or action similarly affecting all executives of the Company and all executives of any person in control of the Company; or

(vii)         The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof, or any other material breach by the Company of its obligations contained in this Agreement.

(f)            The Employee’s right to Salary and Benefits Continuation shall accrue upon the occurrence of either of the events specified in (i) or (ii) of Section 3(d) and shall continue as provided, notwithstanding the termination or expiration of this Agreement pursuant to Section 1 hereof. The Employee’s subsequent employment, death or disability following the Employee’s termination of employment in connection with a Change of Control shall not affect the Company’s obligation to continue making Salary and Benefits Continuation payments. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking employment or otherwise. The rights to Salary and Benefits Continuation shall be in addition to whatever other benefits the Employee may be entitled to under any other agreement or compensation plan, program or arrangement of the Company; provided, that the Employee shall not be entitled to any separate or additional severance payments pursuant to the Company’s severance plan as then in effect and generally applicable to similarly situated employees. The Company shall be authorized to withhold from any payment to the Employee, his/her estate or his/her beneficiaries hereunder all such amounts, if any, that the Company may reasonably determine it is required to withhold pursuant to any applicable law or regulation.

4.             Termination of Employee for Cause.

(a)           Upon or following a Change of Control, the Company may at any time terminate the Employee’s employment for Cause. Termination of employment by the

                Company for “Cause” shall mean termination upon:  (i) the willful and continued failure by the Employee to substantially perform his/her duties with the Company (other than (A) any such failure resulting from Employee’s disability or (B) any such actual or anticipated failure resulting from Employee’s termination of his/her employment for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has not substantially performed his/her duties, and which failure has not been cured within thirty days (30) after such written demand; or (ii) the willful and continued engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the breach by the Employee of any of the covenants set forth in Section 8 hereof.

(b)           For purposes of this Section 4, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him/her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his/her counsel, to be heard before the Board of Directors) finding that in the good faith opinion of the Board of Directors the Employee is guilty of the conduct set forth above in clauses (a)(i), (ii) or (iii) of this Section 4 and specifying the particulars thereof in detail.

5.             Prior Termination. Anything in this Agreement to the contrary notwithstanding, if the Employee’s employment with the Company is terminated prior to the date on which a Change of Control occurs either (i) by the Company other than for Cause or (ii) by the Employee for Good Reason, and it is reasonably demonstrated by Employee that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (b) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the termination shall be deemed to have occurred upon a Change of Control and the Employee will be entitled to Salary and Benefits Continuation as provided for in Section 3 hereof.

6.             Employment at Will. Subject to the provisions of any other agreement between the Employee and the Company, the Employee shall remain an employee at will and nothing herein shall confer upon the Employee any right to continued employment and shall not affect the right of the Company to terminate the Employee for any reason not prohibited by law; provided, however, that any such removal shall be without prejudice to any rights the Employee may have to Salary and Benefits Continuation hereunder.

7.             Construction of Agreement.

(a)           Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

(b)           Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)           Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

8.             Covenant as to Confidential Information.

(a)           Confidentiality of Information and Nondisclosure. The Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries. Accordingly, the Employee agrees that at all times during the term of this Agreement and for a period of two (2) years after the termination of the Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company and its subsidiaries, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company. The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

(b)           Company Remedies. The Employee acknowledges and agrees that any breach of this Section 8 by him/her will result in immediate irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of an actual or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled, to the extent permissible by law, immediately to cease to pay or provide the Employee or his/her dependents any compensation or benefit being, or to be, paid or provided to him pursuant to Section 3 of this Agreement, and also to obtain immediate injunctive relief restraining the Employee from conduct in breach or threatened breach of the covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

9.             Reimbursement of Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest by the Company, Internal Revenue Service or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 3 of this Agreement) or in connection with any dispute arising from this Agreement, regardless of whether Employee prevails in any such contest or dispute. The Company shall pay such fees and expenses within ten (10) days after the presentment of an invoice for the same by the Employee and any amounts not paid within such period shall bear interest at the rate per annum established by PNC Bank, National Association (or its successor) from time to time as its “prime” or equivalent rate.

10.           Tax Gross-Up

(a)           Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payments, benefits and distributions due under this Agreement and those which are otherwise payable or distributable to or for the benefit of the Employee relating to the termination of the Employee’s employment in connection with a change of control of the Company, including a Change of Control (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation (i) payments, benefits and distributions pursuant to Section 3 of this Agreement, and (ii) deemed amounts under the Internal Revenue Code of 1986, as amended (the “Code”), resulting from the acceleration of the vesting of any stock options or other equity-based incentive award) (all such payments, benefits and distributions being referred to herein as “Gross Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Employee an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Gross Payments.

(b)           Subject to the provisions of this Section 10, all determinations required to be made under this Section 10, including, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days after there has been a Payment, or such earlier time as requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Employee thereafter is required to make a payment of any income taxes or Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)           The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any income taxes or Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any income taxes or Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 10) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           The payments provided for in this Section 10 shall be made not later than the tenth (10th) day following the termination of the Employee’s employment; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Employee, of the minimum amount of such payments to which the Employee is clearly entitled and shall pay the remainder of such payments (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the termination of the Employee’s employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). In the event the Company should fail to pay when due the amounts described in this Section 10, the Employee shall also be entitled to receive from the Company an amount representing interest on any unpaid or untimely paid amounts from the due date, as determined under this Section 10, to the date of payment at a rate equal to 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

11.           Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the Employee’s employment with the Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with this Section 11 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and the Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.

12.           Treatment of Certain Incentive Awards. All “Awards” held by the Employee under the Company’s 1999 Long-Term Incentive Plan (the “1999 Plan”) shall, upon a Change of Control, be treated in accordance with the terms of those Plans as in effect on the date of this Agreement, without regard to the subsequent amendment of those Plans. For purposes of this Section 12, the terms “Award” and “Change of Control” shall have the meanings ascribed to them in the 1999 Plan, as the case may be.

13.           Release. The Employee hereby acknowledges and agrees that prior to the Employee’s or his/her dependents’ right to receive from the Company any compensation or benefit to be paid or provided to him/her or his/her dependents pursuant to Section 3 of this Agreement, the Employee may be required by the Company, in its sole discretion, to execute a release in a form reasonably acceptable to the Company, which releases any and all claims (other than amounts to be paid to Employee as expressly provided for under this Agreement) the Employee has or may have against the Company or its subsidiaries, agents, officers, directors, successors or assigns arising under any public policy, tort or common law or any provision of state, federal or local law, including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, or the Employee Retirement Income Security Act of 1974, all as amended.

14.           Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

15.           Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, by a written agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Employee or his/her legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee may not delegate any of his/her duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation by him shall be void and of no force and effect with respect to matters relating to his/her employment and termination of employment. Without limiting the foregoing, the Employee’s rights to receive payments and benefits hereunder shall not be assignable or transferable, other than a transfer by Employee’s will or by the laws of descent and distribution.

16.           Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of the Employee, to his/her residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, in care of the Chairman of the Board — or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

17.           Pronouns. Pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

18.           Entire Agreement. This Agreement contains the entire agreement of the parties concerning the matters set forth herein and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof (including the Existing Agreement, which the parties agree shall terminate as of the Effective Date hereof) are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company’s rights to terminate or to fail to extend this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his/her hand, all as of the day and year first above written.

ATTEST:	EQUITABLE RESOURCES, INC.

/s/Tracy Caruso	/s/ Charlene Petrelli
	By:	Charlene Petrelli
	Title:	Vice President, Human Resources

Address:

One Oxford Centre
Suite 3300
Pittsburgh, PA 15219

WITNESS:

/s/Philip R. Prier	/s/ Diane L. Prier
Name: Diane L. Prier

Address:

3151 Discovery Bay Drive

Anchorage, AK 99515